Exhibit 10.7

EXECUTION VERSION

Morgan Stanley & Co. International plc

c/o Morgan Stanley & Co. Inc.

1585 Broadway, 5th Floor

New York, NY 10036

November 1, 2017

To:	Chart Industries, Inc.

3055 Torrington Drive

Ball Ground, Georgia

Attention:         Jill Evanko, Chief Financial Officer and Treasurer

Telephone No.:     (770) 721-7739

Re:	Additional Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Morgan Stanley & Co. International plc (“Dealer”) and Chart Industries, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated October 30, 2017 as supplemented by the related pricing term sheet (the “Offering Memorandum”) relating to the 1.00 % Convertible Senior Subordinated Notes due 2024 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 225,000,000 (as increased by an aggregate principal amount of USD 33,750,000 pursuant to the exercise by the Initial Purchasers (as defined herein) of their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated November 6, 2017 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment (other than any amendment pursuant to Section 8.01(b) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Notes in the Offering Memorandum) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.	This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the

“Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	November 1, 2017

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “GTLS”).

Number of Options:	33,750. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50%.

Option Entitlement:	A number equal to the product of the Applicable Percentage and 17.0285.

Strike Price:	USD 58.7251

Premium:	USD 3,880,575

Premium Payment Date:	November 6, 2017

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 4.06(b) and Section 4.07 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 4.02(b) of the Indenture; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 4.04 of the Indenture and such designation is accepted by such financial institution, except to the extent that (i) such financial institution fails to pay or deliver, as the case may be, any consideration due upon conversion of such Convertible Note, or (ii) such Convertible Note is subsequently resubmitted to Counterparty for conversion in accordance with the terms of the Indenture.

Free Convertibility Date:	August 15, 2024

Expiration Time:	The Valuation Time

Expiration Date:	November 15, 2024, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated October 31, 2017 between Dealer and Counterparty (the “Base Call Option Confirmation”), shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options on any Conversion Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for such Options (the “Notice Deadline”) of (i) the aggregate principal amount of Convertible Notes as to which such Conversion Date has occurred (including, if applicable, whether all or any portion of such Convertible Notes are Convertible Notes as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 4.07 of the Indenture (the “Make-Whole

Convertible Notes”)), (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”) and such notice shall also include the information (including with respect to the Specified Cash Amount) and acknowledgments required pursuant to “Settlement Method Election Conditions” below; provided that if no Specified Cash Amount is specified in any Notice of Exercise, such Notice of Exercise shall nonetheless be valid and the Specified Cash Amount shall be deemed, for purposes of determining Dealer’s delivery obligation hereunder, to be USD 1,000; provided further that, notwithstanding the foregoing, for any Options relating to Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date, such notice and the related automatic exercise of such Options shall be effective if given after the relevant Notice Deadline but prior to (x) in the case of any Options relating to Convertible Notes surrendered for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion pursuant to Section 4.04 of the Indenture and such designation is accepted by such financial institution, 5:00 p.m. (New York City time) on the 70th Scheduled Valid Day following the Notice Deadline (provided that such notice pursuant to this clause (x) must be given promptly following the time Counterparty first knows, or reasonably should know, of the occurrence of the event or condition with respect to such financial institution that would give rise to Counterparty’s obligation to deliver the relevant conversion consideration for such Convertible Notes pursuant to Section 4.04(c) of the Indenture) and in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this clause (x), the “Settlement Averaging Period” shall be deemed to be the 60 consecutive Valid Days beginning on, and including, the third Valid Day immediately following the date Dealer receives the related Notice of Exercise, or (y) otherwise, 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day following the Notice Deadline and, in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this clause (y), the Calculation Agent shall have the right to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses)

and expenses incurred by Dealer in connection with commercially reasonable hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline; provided, further, that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given at any time before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information (including with respect to the Specified Cash Amount) and acknowledgements required pursuant to “Settlement Method Election Conditions” below; provided, further, that any “Notice of Exercise” or “Notice of Final Settlement Method” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be a Notice of Exercise or Notice of Final Settlement Method, as the case may be, pursuant to this Confirmation and the terms of such Notice of Exercise or Notice of Final Settlement Method shall apply, mutatis mutandis, to this Confirmation.

Valuation Time:	The close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Relevant Settlement Method:	In respect of any Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 4.03(b)(1) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 4.03(b)(3) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 4.03(b)(3) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 4.03(b)(3) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 4.03(b)(2) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than Net Share Settlement, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i)     an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a settlement method and/or Specified Cash Amount with respect to the Convertible Notes;

(ii)    an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and

(iii) if the Relevant Settlement Method is not Settlement in Cash or Settlement in Shares, the Specified Cash Amount.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the applicable Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay and, if applicable, deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i)     an amount in cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount for such Valid Day (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of

(x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value for such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)    a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A)(1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the sum of (x) the Combination Settlement Cash Amount for such Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, for any Option exercised or deemed exercised hereunder on a Conversion Date occurring on or after the Free Convertibility Date, in no event shall the Cash Settlement Amount for such Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note, in each case, pursuant to the terms of the Indenture, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page GTLS <equity> (or its equivalent successor if such page is not available).

Valid Day:	A Scheduled Valid Day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day on which the Exchange or, if the Shares not then listed on the Exchange, the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, the principal other market on which the Shares are then traded, is scheduled to be open for trading for its regular trading session. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GTLS <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i)     if the related Conversion Date occurs prior to the Free Convertibility Date, the 60 consecutive Valid Days beginning on, and including, the third Valid Day immediately following such Conversion Date; or

(ii)    if the related Conversion Date occurs during the period beginning on, and including, the Free Convertibility Date, and ending at 5:00 p.m., New York City time, on the second Scheduled Valid Day immediately prior to the Expiration Date, the 60 consecutive Valid Days beginning on, and including, the 61st Scheduled Valid Day immediately prior to the Expiration Date or, if such Scheduled Valid Day is not a Valid Day, the immediately succeeding Valid Day;

provided that, (i) if Counterparty (or, if applicable, its subsidiary) announces or engages in a transaction or event that would constitute a “Spin-Off” as defined in Section 4.05(c) of the Indenture or could constitute a tender offer or exchange offer for the Shares within the meaning of Section 4.05(e) of the Indenture, Counterparty shall notify Dealer of such Spin-Off (including the anticipated “Ex-Dividend Date” (as defined in the Indenture) therefor) or such tender offer or exchange offer (including the anticipated “Offer Expiration Date” (as defined in the Indenture) therefor), as the case may be, and (ii) the Settlement Averaging Period shall be suspended and resumed to the extent the Calculation Agent determines, based on such notice, that an analogous suspension and resumption of the “Observation Period” (as defined in the Indenture) would be made pursuant to such Section 4.05(c) with respect to such Spin-Off or such Section 4.05(e) with respect to such tender offer or exchange offer.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment to the Conversion Rate (as defined in the Indenture) of the Convertible Notes.

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to the Strike Price and the Option Entitlement to the extent an analogous adjustment would be made pursuant to the Indenture in connection with such Potential Adjustment Event. In addition, the Calculation Agent shall make a corresponding adjustment to the settlement terms of the Options (but without duplication of any adjustment pursuant to the foregoing sentence) to the extent an analogous adjustment would be made pursuant to Section 4.05(f) of the Indenture.

Notwithstanding the foregoing and “Consequences of Merger Events” below:

(i)     if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment to the terms hereof in order to account for such Potential Adjustment Event;

(ii)    in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 4.05(b) of the Indenture or Section 4.05(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 4.05(b) of the Indenture) or “SP0” (as such term is used in Section 4.05(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred in connection with commercially reasonable hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)  if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect a commercially reasonable amount of costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred in connection with commercially reasonable hedging activities as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Section 4.05 (a), (b), (c), (d) and (e) and Section 4.06(a) of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” in Section 4.08 of the Indenture.

Tender Offers:	Not Applicable

Consequence of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment determined pursuant to the Indenture to the nature of the Shares to the extent determined necessary pursuant to the Indenture in connection with such Merger Event; provided, however, that no adjustment shall be made in respect of any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes shares or depositary receipts with respect to shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, and the Calculation Agent determines, in its sole discretion, that (A)(x) treating such shares or depositary receipts as “Reference Property” (as such term is defined in the Indenture) or (y) Cancellation and Payment not applying to the Transaction with respect to such Merger Event, in either case of clause (x) or clause (y), will have a material adverse effect on Dealer’s rights or obligations in respect of the Transaction, on its Hedging Activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing, and (B) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under this Confirmation and the Agreement pursuant to Section 9(e)(ii) to an affiliate of Dealer or (II) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments) or (ii) the Counterparty to the Transaction following such Merger Event will not be either (A) the Issuer or (B) a wholly-owned subsidiary of the Issuer whose obligations under the Transaction are fully and unconditionally guaranteed by the Issuer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity

Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Restrictions on Adjustments:	Notwithstanding anything to the contrary in the Equity Definitions or this Confirmation, none of the events listed in Section 4.05(i)(1)-(9) of the Indenture will constitute a Potential Adjustment Event, Merger Event or Tender Offer, and no adjustment will be made to the Transaction in connection with any such event pursuant to the Equity Definitions (as amended by this Confirmation) or otherwise; provided that, notwithstanding the foregoing, if an event listed in Section 4.05(i)(6) of the Indenture constitutes a “Common Stock Change Event” (as defined in the Indenture), the Consequence of Merger Events hereunder shall apply.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions”.

Failure to Deliver:	Not Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly provide to Counterparty, by e-mail to the e-mail address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data, but without disclosing Dealer’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

5.	Account Details.

(a)	Account for payments to Counterparty:

Bank Routing and Transit Number: 021000021

SWIFT Code: CHASUS33

General Bank Reference Address: JP Morgan Chase New York, NY 10004

Chart Industries, Inc. – Account Number: 777142678

Account for delivery of Shares to Counterparty:

To be provided.

(b)	Account for payments to Dealer:

Citibank, N.A.

SWIFT: CITIUS33

Bank Routing: 021-000-089

Account Name: Morgan Stanley and Co.

Account No.: 30632076

Account for delivery of Shares from Dealer:

To be provided.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

Morgan Stanley & Co. LLC, 1221 Avenue of the Americas , New York, NY 10020

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Chart Industries, Inc.3055 Torrington Drive

Ball Ground, Georgia

Attention:	Jill Evanko, Chief Financial Officer and Treasurer
Telephone No.:	(770) 721-7739
Email:	Jillian.Evanko@chartindustries.com

With a copy to:

Attention:	Thomas E. Pittet, Director of Treasury
Telephone No.:	(770) 721-7664
Email:	Thomas.Pittet@chartindustries.com

(b)	Address for notices or communications to Dealer:

To:	Morgan Stanley & Co. LLC
1585 Broadway, 4th Floor
New York, NY 10036
Attn:	Arnaud Blanchard
Telephone:	(212) 761-5319
Facsimile:	(212) 404-9480
Email:	arnaud.blanchard@morganstanley.com

With a copy to:	Morgan Stanley & Co. LLC 1221 Avenue of the Americas, 34th Floor New York, NY 10020
Attn:	Anthony Cicia
Telephone:	(212) 762-4828
Facsimile:	(212) 507-4338
Email:	Anthony.Cicia@morganstanley.com

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of October 31, 2017, between Counterparty and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Form 10-K for the year ended December 31, 2016 (as updated by any subsequent filings) to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)	[Reserved]

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

9.	Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation (except as to whether or not this Confirmation constitutes Counterparty’s valid and binding obligation or is enforceable against Counterparty in accordance with its terms). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), other than a stock split or equivalent transaction, promptly give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if following such repurchase or Conversion Rate Adjustment Event, as the case may be, the number of outstanding Shares as determined on such day is (i) less than 28,763,769 (in the case of the first such notice) or (ii) thereafter more than 1,761,456 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any such proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any such proceeding that is pending or threatened in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b) and 102(b) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the third Exchange Business Day immediately prior to the Premium Payment Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may transfer or assign all or any part of its rights or obligations under the Transaction, (A) without Counterparty’s consent, to any affiliate of Dealer if either (1) such affiliate has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the greater of the credit rating of Dealer and the credit rating of any guarantor of Dealer’s obligations hereunder, in each case, at the time of such transfer or assignment, or (2) such affiliate’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions and in form and substance reasonably acceptable to Counterparty, by Dealer or Morgan Stanley, or (B) if the conditions of the immediately preceding clause (A) are not met, with Counterparty’s prior written consent (such consent not to be unreasonably withheld), to any affiliate of Dealer or any other third party, in each case, with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the greater of the credit rating of Dealer and the credit rating of any guarantor of Dealer’s obligations hereunder, in each case, at the time of such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options in accordance with the preceding sentence on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”) such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding (including, solely for such purpose, Shares that would be deemed outstanding pursuant to the last sentence of Rule 13d-3(d)(1)(i) as if such sentence were applicable to the calculation of clause (B) of the definition of Section 16 Percentage) on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that gives rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement, Combination Settlement or Cash Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement, Combination Settlement or Cash Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the number of Shares deliverable pursuant to such terms will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved]

(h)	Role of Agent. Morgan Stanley & Co. LLC (“MS&CO”) is acting as agent for both parties but does not guarantee the performance of either party. (i) Neither Dealer nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or MS&CO with respect to Shares will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Counterparty; and (iv) MS&CO is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.

(i)	[Reserved]

(j)	Additional Termination Event. If an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, and such event of default results in the Convertible Notes becoming or being declared due and payable pursuant to the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer may designate an Exchange Business Day as an Early Termination Date pursuant to Section 6(b) of the Agreement (which Exchange Business Day shall be on or as promptly as reasonably practicable after the occurrence of such acceleration).

(k)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(l)	Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) (except that Dealer shall not be obligated to satisfy the Payment Obligation by the Share Termination Alternative in the event of (I) a Nationalization, Insolvency or Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, (II) a Merger Event that is within Counterparty’s control, or (III) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) unless Counterparty gives irrevocable telephonic notice to Dealer to the contrary, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that, Dealer shall have the right, in its reasonable discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of outside counsel, any Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act)(any such Shares, “Hedge Shares”), cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement substantially similar to underwriting agreements customary for registered secondary offerings of a substantially similar size, in form and substance reasonably satisfactory to Dealer; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, reasonably requested by Dealer.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, based on the advice of counsel, that such action is reasonably necessary or advisable to preserve commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or to enable Dealer to effect purchases of Shares in connection with commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such policies and procedures are applied in a non-discriminatory manner to transactions similar to the Transaction and with counterparties similar to Counterparty); provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 45 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in any event at least one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 4.05(b) or Section 4.05(d) of the Indenture) or Merger Event and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 4.05(a) of the Indenture, the relevant Ex-Dividend Date (as such term is defined in the Indenture) or effective date, as the case may be, (ii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the first formula set forth in Section 4.05(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP0” in such formula, (iii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the second formula set forth in Section 4.05(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the Spin-Off Valuation Period (as such term is defined in the Indenture), (iv) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 4.05(e) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP1” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).

(u)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)	Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(y)	Certain Tax Considerations.

(i) Dealer represents to Counterparty that it is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes and a “non-U.S. branch of a foreign person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

(ii) Dealer agrees to deliver to Counterparty a valid, accurate and complete U.S. Internal Revenue Service Form W-8BEN-E (or any successor form) and any required attachments thereto (A) upon execution of this Confirmation, (B) promptly upon reasonable demand by Counterparty and (C) promptly upon learning that any Form W-8BEN-E (or any successor thereto) previously provided by Dealer has become obsolete, invalid or incorrect.

(iii) Counterparty represents to Dealer that it is a domestic corporation for U.S. federal income tax purposes.

(iv) Counterparty agrees to deliver to Dealer a valid, accurate and complete U.S. Internal Revenue Service Form W-9 (or any successor form) (A) upon execution of this Confirmation, (B) promptly upon reasonable demand by Dealer and (C) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete, invalid or incorrect.

(z)	FATCA and Dividend Equivalent Tax. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(aa)	Acknowledgment regarding certain UK Resolution Authority Power. Dealer is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority and the PRA, and is subject to the Bank of England’s resolution authority powers, as contained in the EU Bank Recovery and Resolution Directive, and transposed in the UK by the Banking Act 2009. The powers include the ability to (a) suspend temporarily the termination and security enforcement rights of parties to a qualifying contract, and/or (b) bail-in certain liabilities owed by Dealer, including the writing-down of the value of certain liabilities and/or the conversion of such liabilities into equity holdings (as described in further detail below). Pursuant to PRA requirements, Dealer is required to ensure that counterparties to certain agreements it enters into which are governed by non-EEA law contractually recognize the validity and applicability of the above-mentioned resolution powers, in order to ensure their effectiveness in cross border scenarios.

The terms of this section apply only to the Transaction and constitute our entire agreement in relation to the matters contained in this section, and do not extend or amend the resolution authority powers of the Bank of England or any replacement authority. The terms of this section may not be amended by any other agreements, arrangements or understandings between Dealer and Counterparty. By signing the Transaction, Counterparty acknowledges and agrees that, notwithstanding the governing law of the Transaction, the Transaction is subject to, and Counterparty will be bound by the effect of an application of, the Bank of England’s (or replacement resolution authority’s) powers to (a) stay termination and/or security enforcement rights, and (b) bail-in liabilities.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to us.

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Stefan Ploetscher
Name:	Stefan Ploetscher (ED)
Title:

MORGAN STANLEY & CO. LLC as Agent

By:	/s/ Scott McDavid
Name:	Scott McDavid
Title:	Managing Director

Accepted and confirmed

as of the Trade Date:

Chart Industries, Inc.

By:	/s/ Jillian Evanko
Authorized Signatory
Name:	Jillian Evanko

[Signature page to the Additional Call Option Transaction]